PRESS RELEASE

For further information contact:                                                                          FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Announces Increase in Quarterly Cash Dividend

Bar Harbor, Maine (January 23, 2007) – Bar Harbor Bankshares (AMEX:BHB), today announced that its Board of Directors has declared a cash dividend of 23.5 cents per share of common stock for the quarter ended December 31, 2006, representing an increase of 0.5 cents per share or 2.2% over the previous quarter’s dividend, and an increase of 1.5 cents per share or 6.8% compared with the dividend paid for the same quarter in 2005. The quarterly cash dividend will be payable to all shareholders of record as of the close of business February 16, 2007, and will be paid on March 15, 2007.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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